EXHIBIT 4.3

                           RABBIT SOFTWARE CORPORATION
                             STOCK OPTION AGREEMENT


      NON-QUALIFIED STOCK OPTION AGREEMENT, dated as of the 22nd day of December, 1992 ("Grant Date"), between Rabbit Software Corporation, a Pennsylvania corporation (hereinafter called the "Corporation"), and Charles A. Root (the "Optionee").

      WHEREAS, the Corporation desires to afford the Optionee an opportunity to purchase shares of Common Stock of the Corporation ("Common Stock") as hereinafter provided.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereunder, agree as follows:

      1. Grant of Option. The Corporation hereby grants to the Optionee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of 150,000 shares of Common Stock. It is intended that the Option granted hereunder be a non-qualified stock option ("NQSO") and is not intended to constitute an incentive stock option ("ISO") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

      2. Purchase Price. The purchase price of the shares of Common Stock covered by the Option shall be $1.00 per share. It is the determination of the Stock Option Committee (the "Committee") that on the Grant Date the Option price was not less than the fair market value of said Common Stock.

      3. Term. Unless earlier terminated pursuant to any provision of this Option Agreement, this Option shall expire ten (10) years from the Grant Date. This Option shall not be exercisable on or after the Expiration Date.

      4. Exercise of Option. Subject to Paragraph 3, and except as otherwise set forth below in this Agreement, this Option may be exercised in whole or in part as follows:

                                                Percent of Total Option
        Date                                    Shares Exercisable
        ----                                    ------------------

On or before December 15, 1993                     20%
December 16, 1993 to December 15, 1994             40%
December 16, 1994 to December 15, 1995             60%
December 16, 1995 to December 15, 1996             80%
On or after December 16, 1996                     100%

      Options that become exercisable in accordance with the foregoing shall remain exercisable, subject to the provisions contained in this Agreement, until the expiration


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of the term of this Option as set forth in Paragraph 3 or until other termination of the Option as set forth in this Agreement.

      5. Method of Exercising Options. Subject to the terms and conditions of this Agreement, the Option may be exercised upon written notice to the Corporation, at its principal office, which is presently located at Great Valley Corporate Center, Seven Great Valley Parkway East, Malvern, Pennsylvania 19355. Such notice shall state the election to exercise the Option and the number of shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; shall, unless the Corporation otherwise notifies the Optionee, be accompanied by the investment certificate referred to in Paragraph 6 hereof; and shall be accompanied by payment of the full Option price of such shares.

      The Option price shall be paid to the Corporation (a) in cash or its equivalent, or (b) through the delivery of shares of Common Stock which shall be valued at their fair market value on their date of tender, provided that if the shares so tendered were acquired through exercise of an ISO, the Optionee, on the date of tender, shall have held such shares for a period of not less than the holding period described in section 422(a)(1) of the Code, or if such shares of Common Stock were acquired through exercise of an NQSO or of an option under a similar plan, the Optionee, on the date of tender, shall have held such shares for a period of more than one (1) year, and further provided that the Optionee shall not have tendered shares of Common Stock in payment of the exercise price of any Option within six (6) months of the date of exercise, or (c) by a combination (a) and (b) above, or (d) if the shares acquired upon exercise of the Option are covered by an effective registration statement under the Securities Act of 1933 (the "1933 Act"), by delivering a properly executed notice of exercise of the Option to the Corporation and a broker, with irrevocable instructions to the broker promptly to deliver to the Corporation the amount of sale proceeds necessary to pay the exercise price of the Option.

      Upon receipt of such notice and payment, the Corporation shall deliver a certificate or certificates representing the shares with respect to which the Option is so exercised. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised by any person or persons after the death of the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

      6. Shares to be Purchased for Investment. Unless the Corporation has theretofore notified the Optionee that a registration statement covering the shares to be acquired upon the exercise of the Option has become effective under the 1933 Act and the Corporation has not thereafter notified the Optionee that such registration is no longer effective, it shall be a condition to any exercise of this Option that the Optionee represent to the Corporation in writing at the time the Optionee exercises the Option granted hereby that the Optionee (a) is acquiring the Option Shares for the purpose of investment and not with a view to distribution and will not dispose of such shares in any manner that would involve a violation of applicable securities laws, (b) has been


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advised and understands that the Option Shares have not been registered under the Securities Act of 1933, are "restricted securities" within the meaning of Rule 144 under the Act, are subject to restrictions on transfer and that the Corporation is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, and (c) understands that the certificates for such Option Shares shall bear an appropriate legend restricting transfer in accordance with applicable securities laws. This representation need not be made if the shares of the Common Stock acquired through the exercise of the Option have been registered with the Securities and Exchange Commission prior to the date of exercise.

      7. Non-Transferability of Option. This Option is not assignable or transferable by Optionee other than by the laws of descent and distribution, and during the lifetime of the Optionee, the Option shall be exercisable only by Optionee or by his guardian or legal representative.

      8. Termination of Services. If at any time the Committee determines that Optionee has ceased to perform services for the Corporation of a nature and to an extent required for continued vesting and exercisability of this Option (such determination to be made in the sole discretion of the Committee), this Option shall expire thirty days after notice of such determination by the Committee is given to Optionee. This Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such termination of services as set forth in Paragraph 4, or to any greater extent permitted by the Committee in its discretion, by the Optionee at any time prior to the earliest of (a) the Expiration Date specified in Paragraph 3, (b) the termination of the Option pursuant to Paragraph 11 of this Agreement, or (c) thirty (30) days after the notice of termination by the Committee is given to Optionee.

      9. Disability. If Optionee becomes disabled (as defined in Section 22(e)(3) of the Code) prior to the Expiration Date of this Option as set forth in Paragraph 3 and the Committee, in its sole discretion, determines that as a consequence of such disability, Optionee has ceased to perform services for the Corporation of a nature and to an extent required for continued vesting and exercisability this Option shall expire three (3) months after notice of such determination by the Committee is given to Optionee. This Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of such termination of services as set forth in Paragraph 4, or to any greater extent permitted by the Committee in its discretion, by the Optionee at any time prior to the earliest of (a) the Expiration Date specified in Paragraph 3, (b) the termination of the Option pursuant to Paragraph 11 of this Agreement, or (c) three (3) months after the notice of termination by the Committee is given to Optionee.

      10. Death. If Optionee dies during his term of service to the Corporation and prior to the Expiration Date of this Option as set forth in Paragraph 3, this Option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of his death as set forth in Paragraph 4, or to any greater extent permitted by the Committee in its discretion. by Optionee's estate, personal representative or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of Optionee's death, at any time prior to the earliest


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of (a) the Expiration Date specified in Paragraph 3, (b) the termination of the
Option pursuant to Paragraph 11 of this Agreement, or (c) one (1) year after the date of Optionee's death.

      11. Stock Adjustments. In the event of a reorganization, recapitalization, change of shares, stock split, or spinoff, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in the number and kind of shares and the purchase prices of outstanding Options, and such adjustments shall be effective and binding on the Optionee and the Corporation.

      In the event of a corporate transaction (as that term is described in section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the outstanding Option shall be assumed by the surviving or successor corporation; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Option if it determines that such termination is in the best interests of the Corporation. If the Committee decides to terminate the outstanding Option, the Committee shall give Optionee not less than seven days' notice prior to any such termination by reason of such a corporate transaction, and any such outstanding Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding such termination.

      12. Withholding of Taxes. The obligation of the Corporation to deliver shares of Common Stock upon the exercise of the Option shall be subject to Federal, state and local tax withholding requirements.

      13. Governing Law. This Agreement shall be construed in a manner consistent with the Code provisions, and its interpretation shall otherwise be governed by Pennsylvania law.

      14. Prior Option Grants. As a condition of the Corporation's issuance of the Option hereunder to Optionee, Optionee acknowledges and agrees to the immediate cancellation of all existing options or other rights to purchase capital stock of the Corporation granted prior to the date of this Agreement, whether or not vested or exercisable.

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      IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Optionee has hereunto set his hand and seal, all on the day and year first above written.

                                    RABBIT SOFTWARE CORPORATION



                                    By:
                                          Title:



                                          Charles A. Root, Optionee


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